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                                                                     EXHIBIT 2.3

                            INDEMNIFICATION AGREEMENT

      INDEMNIFICATION AGREEMENT (this "AGREEMENT"), dated as of July 23, 2004, by and among VHS Holdings LLC, a Delaware limited liability company ("PARENT"), Vanguard Health Systems, Inc., a Delaware corporation (the "COMPANY"), and each of the stockholders of the Company and holders of Options (as defined in the Merger Agreement (as defined below)) set forth on Schedule I to this Agreement.

                                   WITNESSETH:

      WHEREAS, Parent, Health Systems Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("SUB"), and the Company are parties to that certain Agreement and Plan of Merger dated as of the date hereof ("MERGER AGREEMENT"); and

      WHEREAS, pursuant to the Merger Agreement, Sub shall merge into the Company (the "MERGER"), the separate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION"), and as a result of which, Parent shall be the sole stockholder of the Surviving Corporation; and

      WHEREAS, in connection with the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, the Stockholders (as defined below) wish to indemnify Parent against certain Losses (as defined below) and to enter into certain covenants and agreements with Parent and the Company and among each other;

      NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

                                   ARTICLE 1
                              DEFINITIONS AND TERMS

      Section 1.01. Certain Definitions. Terms used, but not defined herein, shall have the meaning set forth in the Merger Agreement. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

      "AGREEMENT" shall mean this Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

      "APPRAISER" shall have the meaning set forth in Section 4.04(b) hereof.

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      "CAP" shall have the meaning set forth in Section 4.02 hereof.

      "CASH INDEMNITORS" means all Stockholders other than the MSCP Indemnitors and the Stock Indemnitors.

      "CLAIM" shall mean either a Third-Party Claim, a Voluntary Disclosure Claim, or both, depending on the context.

      "CLAIM FACTS" shall have the meaning set forth in Section 4.03(d).

      "COMMON STOCK" shall mean the common stock, par value of $.01 per share, of the Company.

      "DEDUCTIBLE" shall have the meaning set forth in Section 4.02 hereof.

      "E-MAIL" shall have the meaning set forth in Section 6.01 hereof.

      "ELECTION" shall have the meaning set forth in Section 4.04(a) hereof.

      "FAIR MARKET VALUE" means, as of any determination time, the fair market value of a Parent Interest, such value to be determined based on the price at which a willing seller in possession of all relevant information and under no compulsion to sell would sell, and a willing buyer in possession of all relevant information and under no compulsion to purchase would purchase, all of the outstanding Parent Interests, without applying any minority or illiquidity discount to such value. Each of the references to "relevant information" in the preceding sentence shall include, without limitation, all information available to the Company or Parent relating to the relevant Claim or Claims, regardless of whether such information becomes available before or after the delivery of the notice of such Claim or Claims.

      "HEALTH CARE REGULATORY LAWS" means the federal Medicare and Medicaid statutes (which include, but are not limited to, 42 U.S.C. Sections 1320a-7, 1320a-7a, 1320a-7b, 1395nn), the federal TRICARE statute, the Federal False Claims Act (31 U.S.C. Sections 3729-33), 18 U.S.C. Section 1892, 18 U.S.C.
Section 1341, 18 U.S.C. Section 1343, 18 U.S.C. Sections 1961-63, 18 U.S.C.
Section 286, 18 U.S.C. Section 1001, 18 U.S.C. Section 664, 18 U.S.C. Section 666, 18 U.S.C. Section 1510, 18 U.S.C. Section 1516, 18 U.S.C. Section 1347, 18
U.S.C. Section 669, 18 U.S.C. Section 1035, 18 U.S.C. Section 1518, 31 U.S.C.
Section 3730, and, with respect to each of the above, any ordinance, rule, regulation or order, all federal Laws regulating prescription drug and controlled substance sale, use, distribution, marketing and security; all federal Laws pertaining to human subjects research; Laws pertaining to precautions against the spread of bloodborne pathogens in the workplace or healthcare facilities; and all federal Laws pertaining to the licensure and operation of managed care plans and

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health plans offering health services under Title XIX of the Social Security
Act. Health Care Regulatory Laws shall also mean, with respect to any applicable state, the state Laws pertaining to substantially similar subject matter, as well as any state Laws pertaining to the practice of medicine or the allied health professions.

      "INDEMNIFIABLE LOSSES" shall have the meaning set forth in Section 4.01 hereof.

      "INDEMNIFIED PARTIES" shall have the meaning set forth in Section 4.01 hereof.

      "JOINDER AGREEMENT" means a Joinder to Indemnification Agreement in substantially the form of Exhibit A hereto.

      "LOSSES" shall mean repayments, refunds, retroactive adjustments or reimbursement reductions, payments, direct damages or set-offs of any reimbursement previously received or to be received under any federal healthcare program (as defined in 42 U.S.C. Section 1320a-7(b)(f)), together with any penalties, assessments, fines, other obligations, interest (including prejudgment interest), costs and expenses (including court costs and reasonable attorneys' fees and expenses (including in connection with the enforcement of this Agreement) and costs of investigating, preparing or defending any claims) related thereto.

      "MERGER" shall have the meaning set forth in the recitals hereto.

      "MERGER AGREEMENT" shall have the meaning set forth in the recitals hereto.

      "MSCP INDEMNITORS" means Morgan Stanley Capital Partners III, L.P., Morgan Stanley Capital Investors, L.P., MSCP III 892 Investors, L.P., Morgan Stanley Dean Witter Capital Partners IV, L.P., Morgan Stanley Dean Witter Capital Investors, L.P. and MSDW IV 892 Investors, L.P.

      "PARENT" shall have the meaning set forth in the preamble hereto.

      "PARENT INTERESTS" means Class A membership interests in Parent.

      "PERCENTAGE INTEREST" shall mean, with respect to any Stockholder, the applicable proportional liability (stated as a percentage) of such Stockholder hereunder, as set forth on a schedule to be delivered by the Company to Parent prior to the Effective Time. The "Percentage Interest" of each Stockholder shall be based on the aggregate consideration received by such Stockholder under the Merger Agreement with respect to Common Shares and Options (including the

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value of any Parent Interests received in exchange for Vanguard Stockholders
Rollover Shares).

      "PRIOR AGREEMENTS" means the Shareholders Agreement; the Amended and Restated Subscription Agreement dated as of June 1, 2000 among the Company, the MSCP Indemnitors and the other investors named therein; the Surviving Shareholders Agreement dated as of June 1, 1998 among the Company and the MSCP Indemnitors and other persons listed on the signature pages thereof; the Voting Proxy dated as of June 1, 1998 among Charles N. Martin, Jr., Joseph D. Moore, each of the other persons listed on the signature pages thereof and the Company; and all letter agreements related thereto (including the letter agreement dated as of June 1, 1998 among the Company, Morgan Stanley Capital Partners III, L.P. and the other persons listed on the signature pages thereof).

      "SHAREHOLDERS AGREEMENT" means the Amended and Restated Shareholders Agreement dated as of June 1, 2000 among the Company, the MSCP Indemnitors and the other persons listed on the signature pages thereto.

      "STOCKHOLDERS" means the stockholders of the Company and holders of Options set forth on the signature pages hereto together with any other stockholder of the Company or holder of Options who prior to the Effective Time executes and delivers a Joinder Agreement.

      "STOCKHOLDERS' REPRESENTATIVE" shall have the meaning set forth in Section
5.04 hereof.

      "STOCK INDEMNITORS" means the Stockholders that the Company shall have notified Parent prior to the Closing Date have elected to be "Stock Indemnitors."

      "SUB" shall have the meaning set forth in the preamble hereto.

      "SURVIVING CORPORATION" shall have the meaning set forth in the recitals hereto.

      "THIRD-PARTY CLAIM" shall have the meaning set forth in Section
4.03(a)(i).

      "VOLUNTARY DISCLOSURE CLAIM" shall have the meaning set forth in Section 4.01.

      Section 1.02. Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

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      Section 1.03. Other Definitional Provisions.

      (a) The words "HEREOF", "HEREIN", "HERETO", "HEREUNDER" and "HEREINAFTER" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

      (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

      (c) The term "DOLLARS" and character "$" shall mean United States dollars.

      (d) The word "INCLUDING" shall mean including, without limitation, and the words "INCLUDE" and "INCLUDES" shall have corresponding meanings.

                                   ARTICLE 2
           REPRESENTATIONS, WARRANTIES AND CONSENT OF THE STOCKHOLDERS

      Section 2.01. Representations and Warranties. Each of the Stockholders, severally and not jointly, hereby represents and warrants to each other party hereto, solely to the extent that any of the following representations and warranties is applicable to such Stockholder, as follows:

      (a) Authority; Binding Effect. Such Stockholder has the requisite power, capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder, and no other action on the part of such Stockholder, or the stockholders, members or partners of such Stockholder, is required to authorize the execution, delivery and performance hereof by such Stockholder and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

      (b) Title to Company Shares. Such Stockholder is the record and beneficial owner, and has good and valid title to, all of the Company Shares listed as owned by it (or to be owned by it) on Schedule I hereto, free and clear of all

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liens other than those arising under the Existing Credit Agreement and the
Shareholders Agreement.

      (c) Consents and Approvals; No Violation.

            (i) The execution and delivery of this Agreement by such Stockholder do not, and the performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby will not, require such Stockholder to make any filing with, or obtain any permit, authorization, consent or approval of, any governmental authority, or any third party, other than filings under the HSR Act, if required.

            (ii) Assuming that all filings required by the HSR Act are duly made and all applicable waiting periods thereunder have expired or have been terminated, the execution and delivery of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby will not (A) conflict with or violate its certificate of incorporation or by-laws, limited liability company agreement or similar organizational documents if such Stockholder is not an individual, in each case, as currently in effect, (B) require any consent or other action by any Person under, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration or result in any other change of any right or obligation or the loss of any benefit to which such Stockholder is entitled) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (C) result in the creation or imposition of any restriction, mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind, including any lien for taxes, on any asset of the Company or any Company Subsidiary, or (D) violate (or result in any change of any right or obligation or the loss of any benefit to which such Stockholder is entitled under) any order, writ, injunction, decree, Permit, law, statute, rule or regulation applicable to such Stockholder or any of such Stockholder's properties or assets, except in the case of clauses (B), (C) and (D) for violations, breaches or defaults which would not individually or in the aggregate have a material adverse effect on such Stockholder or its ability to perform its obligations hereunder.

      (d) Absence of Litigation. There is no claim, dispute, suit, action, arbitration or, to the knowledge of such Stockholder, investigation or inquiry pending, or to the knowledge of such Stockholder, threatened against such

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Stockholder, the outcome of which, if adversely determined, would be reasonably likely individually or in the aggregate, to have a Company Material Adverse Effect or to materially impair such Stockholder's ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

      (e) Brokers. No broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Stockholder.

      (f) Compliance. Such Stockholder is not excluded from participation in Medicare or Medicaid, or barred for cause from participation in any federal heath care program (as defined in 42 U.S.C. Section 1320a-7(b)(f)).

      Section 2.02. Consent. Effective as of immediately following the execution and delivery of the Merger Agreement, each Stockholder hereby approves and consents to the Merger and the other transactions contemplated by the Merger Agreement for all purposes of the GCL.

      Section 2.03. Appraisal Rights. Each Stockholder hereby agrees not to exercise any rights (including, without limitation, under Section 262 of the GCL) to demand appraisal or any Shares which may arise with respect to the Merger.

                                   ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE PARENT

      Section 3.01. Representations and Warranties. Parent hereby represents and warrants to each other party hereto as follows:

      (a) Authority; Binding Effect. Parent has the requisite power, capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized by the members of Parent, and no other limited liability company action or proceeding on the part of Parent is necessary to authorize the execution, delivery and performance hereof by Parent and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

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      (b) Consents and Approvals; No Violation.

            (i) The execution and delivery of this Agreement by Parent do not, and the performance by Parent of this Agreement and the consummation of the transactions contemplated hereby will not, require Parent to make any filing with, or obtain any permit, authorization, consent or approval of, any governmental authority, or any third party, other than filings under the HSR Act, if required.

            (ii) Assuming that all filings required by the HSR Act are duly made and all applicable waiting periods thereunder have expired or have been terminated, the execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby will not
      (A) conflict with or result in any breach of any provisions of Parent's organizational documents, (B) require any consent or other action by any Person under, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration or result in any other change of any right or obligation or the loss of any benefit to which Parent or any Parent Subsidiary is entitled) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Parent or any of the Parent Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (C) result in the creation or imposition of any restriction, mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind, including any lien for taxes, on any asset of Parent or Parent Subsidiary, or (D) violate (or result in any change of any right or obligation or the loss of any benefit to which such Stockholder is entitled under) any order, writ, injunction, decree, Permit, law, statute, rule or regulation applicable to Parent, any of the Parent Subsidiaries or any of their properties or assets, except in the case of clauses (B), (C) and (D) for violations, breaches or defaults which would not individually or in the aggregate have a Parent Material Adverse Effect.

                                   ARTICLE 4
                                 INDEMNIFICATION

      Section 4.01. Indemnification. Subject to Sections 4.02 and 4.03 hereof, from and after the Effective Time, each Stockholder, severally but not jointly, hereby agrees to indemnify and hold, to the extent of its Percentage Interest set forth on Schedule I hereto, Parent and its Affiliates, directors, officers, employees, agents, shareholders, members and partners (collectively, the "INDEMNIFIED

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PARTIES") harmless from and against any and all Losses suffered by an
Indemnified Party or by the Company based upon, attributable to or resulting from a Third-Party Claim (as defined below) or a voluntary disclosure or rebilling that has been made or submitted to a governmental authority and has not been made or submitted in response to a Third-Party Claim (each, a "VOLUNTARY DISCLOSURE CLAIM") relating to (i) the submission, prior to the Effective Time, by the Company or any Company Subsidiary of any improper bill to any federal health care program (as defined in 42 U.S.C. Section 1320a-7(b)(f)) (such Losses to be computed net of any additional revenue received by any Company Facility as a result of rebillings after the Effective Time for services rendered prior to the Effective Time), other than any Losses relating to settlements of Medicare, Medicaid or Medi-Cal cost reports with fiscal intermediaries for such programs, or (ii) a violation of 42 U.S.C. Section 1320a-7b occurring prior to the Effective Time. For purposes of this Section 4.01, an improper bill includes (without limitation) any bill submitted as part of any pattern or practice of billing federal health care programs in a manner that violates applicable Laws or regulations, including, without limitation, the following practices: (A) upcoding; (B) unbundling; (C) miscoding; (D) double-billing; (E) submitting a bill that is prohibited to be submitted due to a violation of 42 U.S.C. Section 1395nn and the regulations promulgated thereunder; or (F) submitting a bill for services rendered if the services are related to an arrangement that violates any Health Care Regulatory Laws. Losses for which indemnification is required pursuant to the first sentence of this
Section 4.01 shall be referred to herein as "INDEMNIFIABLE LOSSES."

      Section 4.02. Limitations on Indemnification. The Stockholders shall not have any liability under Section 4.01:

      (a) unless and until it is finally determined that the total amount of Indemnifiable Losses to the Indemnified Parties exceeds, in the aggregate, $10,000,000 (the "DEDUCTIBLE"), and then only to the extent that such Indemnifiable Losses exceed the Deductible;

      (b) for Indemnifiable Losses in an aggregate amount exceeding $50,000,000 (the "CAP");

      (c) for any Indemnifiable Loss arising from a Third-Party Claim or Voluntary Disclosure Claim as to which notice, under the circumstances and in the manner specified in Section 4.03, has not been provided within eighteen (18) months of the Closing Date; or

      (d) for any individual Stockholder, in amplification of the foregoing, (i) with respect to any particular Claim, in an amount greater than the product of
(A) the amount of Indemnifiable Losses in respect of such Claim and (B) such

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Stockholder's Percentage Interest, and (ii) for all Claims which may be made under Section 4.01, in an aggregate amount exceeding the product of the Cap and the Percentage Interest of such Stockholder.

      Section 4.03. General Indemnification Procedures. (a) Any Claim for indemnification shall be made by providing notice of an expected Indemnifiable Loss within eighteen (18) months of the Closing Date as follows:

            (i) With respect to an expected Indemnifiable Loss related to a Third-Party Claim for which an Indemnified Party seeks indemnification under this Article 4, by giving written notice promptly after such Indemnified Party receives notice or otherwise becomes aware of the commencement of the judicial (criminal or civil), administrative or arbitral action, suit (including cross-claims and counter-claims), proceeding (public or private), investigation, claim, demand, hearing, inquiry, subpoena, governmental allegation or proceeding, including any of the foregoing as to which the response may be a voluntary disclosure or rebilling (each, a "THIRD-PARTY CLAIM"), against such Indemnified Party, the Company or any Company Subsidiary. Such notice shall be delivered to counsel for the Stockholders (designated by the Stockholders' Representative) pursuant to a common interest agreement and shall: (A) identify the provision(s) of this Agreement upon which such Claim is based, (B) include true and correct copies of any written document related to such Claim furnished to the Indemnified Party by the Person asserting such Claim, including all correspondence received from the applicable governmental authority involved in such Claim, and (C) describe in reasonable detail the nature of the Claim and the facts and circumstances giving rise thereto, including a good faith estimate of the amount believed to be in controversy and the basis for such estimate, the governmental authority involved and specifying the Company Facility or Company Facilities and the relevant service, contract or transaction to which the Claim relates as well as the time periods covered. The parties agree that the good faith estimate of the amount believed to be in controversy shall be the basis for a determination as to whether the Deductible has been met.

            (ii) With respect to any expected Indemnifiable Loss related to a Voluntary Disclosure Claim for which an Indemnified Party seeks indemnification, by giving written notice promptly upon making such voluntary disclosure or upon submitting such rebilling. Such notice shall be delivered to counsel for the Stockholders (designated by the Stockholders' Representative) pursuant to a common interest agreement and shall (A) identify the provision(s) of this Agreement upon which such Claim is based and (B) describe in reasonable detail the nature of the Claim and the facts and circumstances giving rise thereto, including a

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      good faith estimate of the amount believed to be in controversy, and the governmental authority involved and specifying the Company Facility or Company Facilities and the relevant service, contract or transaction to which the Claim relates as well as the time periods covered. With respect to Indemnifiable Losses relating to any Voluntary Disclosure Claim, the Indemnified Party may estimate the size of the expected Indemnifiable Loss in good faith based upon all information available (and shall provide all such information to the Stockholders' Representative) in order to determine whether the Deductible has been met. Prior to any voluntary disclosure or rebilling which may result in an Indemnifiable Loss hereunder, the Indemnified Party shall notify the Stockholders' Representative of the potential voluntary disclosure or rebilling and shall consult with the Stockholders' Representative, or Stockholders' counsel reasonably satisfactory to the Indemnified Party, with respect thereto. Subject to Section 4.03(e), no Indemnified Party shall settle or compromise any Voluntary Disclosure Claim or make any admission of guilt or liability with respect thereto without the prior written consent of the Stockholders' Representative, which shall not be unreasonably withheld, unless such settlement or compromise does not involve any Indemnifiable Losses for which an Indemnified Party is entitled to indemnification pursuant to Section 4.01. Any Indemnifiable Losses incurred as a result of
      (1) a voluntary disclosure or rebilling which is made in response to or after being contacted by a governmental authority or (2) an action taken by a Governmental Authority that would constitute a Third-Party Claim which is taken in response to a voluntary disclosure or rebilling shall be treated as a Third-Party Claim for all purposes under this Agreement and, among other things, the procedures set forth in Sections 4.03(a)(i) through 4.03(a)(iv) and 4.03(b) shall apply.

            (iii) The Stockholders shall have the right, at their sole option and expense, to assume control of the defense of any Third-Party Claim (other than those related to a self-disclosure or rebilling not related to an inquiry by any governmental authority) which relates to any Indemnifiable Losses hereunder with respect to which an Indemnified Party is seeking indemnification hereunder, with counsel reasonably satisfactory to the Indemnified Party. Notwithstanding the foregoing, however, the Stockholders may not assume control of the defense of any Third-Party Claim to the extent that (A) the Third-Party Claim relates to or arises in connection with any criminal liability of the Indemnified Party, (B) the Third-Party Claim seeks an injunction or equitable relief against the Indemnified Party, or (C) the Indemnified Party reasonably believes an adverse determination with respect to the Third-Party Claim would be materially detrimental to the Indemnified Party's reputation or future business prospects, but in any event, the Stockholders shall remain subject

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      to their indemnification obligations set forth in this Article 4. Nothing in this paragraph shall be construed to impair the right of the Stockholders to participate in the defense of any Third-Party Claim for which an Indemnified Party is seeking indemnification under this Agreement.

            (iv) The Indemnified Party shall have the right to employ separate counsel in the defense (including any decision as to voluntary disclosure or rebilling) of any Third-Party Claim and to participate in the defense thereof at its own expense; provided such separate counsel may be retained at the expense of the Stockholders if (A) the retention of such counsel has been specifically authorized by the Stockholders, (B) in the written opinion of counsel to the Indemnified Party a conflict of interests exists, or (C) the Stockholders fail to take reasonable steps to diligently defend such claim. So long as the Stockholders are diligently defending any Third-Party Claim, or if the Stockholders are not permitted to assume the defense of such Third-Party Claim as the result of the second sentence of Section 4.03(a)(iii), the Indemnified Party shall not settle any Third-Party Claim or make any admission of guilt or liability with respect thereto without the consent of the Stockholders, which consent shall not be unreasonably withheld or delayed. If the Stockholders do not elect to assume the defense of such Third-Party Claim, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Stockholders' expense, to defend such Third-Party Claim; provided that (1) the Indemnified Party shall not have any obligation to participate in the defense of, or defend, any such Third-Party Claim; and (2) the Indemnified Party's defense of or participation in the defense of any such claim shall not in any way diminish or lessen the obligations of the Stockholders under this Article 4.

      (b) Subject to Section 4.03(e), the Stockholders shall not settle or compromise any Third-Party Claim with respect to which an Indemnified Party is seeking indemnification hereunder unless (i) the Indemnified Party consents (which consent shall not be unreasonably withheld if such settlement or compromise includes no admission or concession of wrongdoing by the Indemnified Party) or (ii) the relief consists solely of money damages and the Indemnified Party is given a full and complete release in a form reasonably satisfactory to the Indemnified Party of any and all liability by all relevant parties to such Third-Party Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Third-Party Claim.

      (c) The failure of an Indemnified Party to give prompt notice of any Claim as described in the first sentence of Section 4.03 shall not release, waive or otherwise affect the Stockholders' obligations with respect thereto, except to the

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extent that the Stockholders can demonstrate actual loss and prejudice as a result of such failure; provided that nothing in this Section shall be deemed to extend or otherwise affect the 18-month period within which any Claim for indemnification must be submitted pursuant to Section 4.02(c).

      (d) The scope of any Claim made hereunder shall be limited to the facts and circumstances set forth in the notice of such Claim, as described in Section
4.03 (the "CLAIM FACTS"); provided that such limitation shall not limit or reduce the scope of Indemnifiable Losses in respect of such Claim, regardless of when such Losses are identified or incurred, which may include (i) other Losses based upon, attributable to or resulting from the facts and circumstances underlying the Claim Facts, in the case of a Third-Party Claim, (ii) Losses based upon, attributable to or resulting from actions of the type described in the last sentence of Section 4.03(a)(ii) taken in response to the Claim Facts and (iii) Losses based upon, attributable to or resulting from the expansion of a governmental investigation or proceeding that is the subject of, or which, in the circumstances described in the immediately preceding clause (ii), is taken in response to, the Claim Facts.

      (e) In making any determination regarding whether the withholding of consent to the settlement or compromise of any Third-Party Claim or Voluntary Disclosure Claim, or the admission of guilt or liability with respect thereto, is reasonable, the Stockholder's Representative or Indemnified Party, as the case may be, shall make its determination based on an objective standard, taking into account solely the size and merits of the claims made and applicable defenses, and the projected effect upon the Company, and without regard to the indemnification obligations or the limitations on such obligations as established by this Agreement. If (i) an Indemnified Party requests the consent of the Stockholders' Representative, and such consent is not received within fifteen (15) days of such request (or such shorter period as may be demanded by the other parties to the proposed settlement, compromise or admission), and (ii) the Indemnified Party determines in good faith that the withholding of consent with respect to the proposed settlement or compromise is unreasonable in accordance with the standard set forth in the preceding sentence, then the Indemnified Party may settle or compromise the matter at issue, and the fact of such action (including, without limitation, the conditions upon, or the manner or form of such settlement or compromise) shall not impair the Indemnified Party's right to indemnification hereunder in respect of such settlement or compromise, subject to a final judicial determination of (A) whether the Indemnified Party is entitled to indemnification hereunder and/or the amount of indemnification, if any, that such Indemnified Party is entitled to receive under this Article 4 with respect to the claim so settled or compromised and (B) whether withholding of consent was reasonable pursuant to the aforesaid standard.

      Section 4.04. Payment. Any payment or series of related payments by the MSCP Indemnitors under this Article 4 that (i) is less than $5 million (with respect to all MSCP Indemnitors in the aggregate) shall be made in cash and (ii) that is equal to or greater than $5 million (with respect to all MSCP Indemnitors in the aggregate) shall be made, at the election (the "ELECTION") of the MSCP Indemnitors, in (A) cash and/or (B) by surrendering Parent Interests having an aggregate Fair Market Value (determined as of the date on which the relevant notice made pursuant to Section 4.03(a)(i) or (ii), as the case may be, is received by counsel for the Stockholders) equal to the amount of such payment less the amount of any cash payment that the MSCP Indemnitors elect to make pursuant to clause (ii)(A) of this sentence; provided that if the MSCP Indemnitors do not make the Election by written notice to Parent within 10 business days of the final determination of Fair Market Value pursuant to
Section 4.04(b), then the MSCP Indemnitors shall be deemed to have elected to make such payment or series of payments solely in cash. Any payment by the Cash Indemnitors under this Article 4 shall be made in cash. Any payment by the Stock Indemnitors under this Article 4 shall be made by surrendering Parent Interests having an aggregate value equal to the amount of such payment, it being understood that for this purpose each Parent Interest shall be deemed to have a value equal to the value of a Parent Interest at the Effective Time that is implied by the Vanguard Stockholders Equity Commitment Letter dated the date hereof among Parent and certain executive officers of the Company.

      (b) If the MSCP Indemnitors shall elect to surrender Parent Interests pursuant to Section 4.04(a), then Parent and the MSCP Indemnitors shall seek to agree on the Fair Market Value. If Parent and the MSCP Indemnitors cannot agree on the Fair Market Value within 30 days of the date on which the MSCP Indemnitors shall have acknowledged their obligation (or become obligated pursuant to a final, non-appealable order of a court of competent jurisdiction) to surrender such Parent Interests, then the Board of Directors of Parent shall reasonably and in good faith select an investment banking firm of recognized national standing that is independent of the MSCP Indemnitors and any affiliate thereof, one the one hand, and Parent and any affiliate thereof, on the other hand (the "APPRAISER") to determine the Fair Market Value. Parent and the MSCP Indemnitors shall jointly instruct the Appraiser to determine the Fair Market Value within 45 days of the date of its engagement, and such determination shall be final, binding and conclusive upon Parent and the MSCP Indemnitors. The fees and expenses of the Appraiser shall be shared equally by Parent, on the one hand, and the MSCP Indemnitors, on the other hand.

      Section 4.05. Treatment of Indemnity Payments. The Stockholders and the Indemnified Parties agree that for Federal, state and local income tax purposes, all indemnification payments made in accordance with this Article 4 will be treated by the parties as an adjustment to the Merger Consideration, unless otherwise required by applicable Law.

      Section 4.06. Sole Remedy. Each of the Company and Parent acknowledges and agrees that the sole and exclusive remedy of all Indemnified Parties from and after the Closing, with respect to any and all claims (whether relating to third-party claims or otherwise) relating to the subject matter described in
Article 4 of this Agreement and the Merger Agreement, shall be pursuant to the provisions set forth in this Article 4. In furtherance of the foregoing, each of the Company and Parent hereby waives, to the fullest extent permitted under applicable Law, any and all rights, including any rights it may have to seek punitive or consequential damages from the other parties hereto, and all claims and causes of action it may have against the other parties hereto from and after the Closing arising under any federal, state, local or foreign statute, law, ordinance, rule or regulation (including, without limitation, any such right, claim or cause of action arising under or based upon common law or otherwise). The foregoing limitations and waivers shall not apply in respect of claims for fraud in the inducement or any claim arising under any agreement other than this Agreement or the Merger Agreement.

      Section 4.07. Equal Treatment Of Stockholders. No Indemnified Party may seek indemnification from any Stockholder in respect of any Indemnifiable Loss or otherwise enforce this Article 4 against any Stockholder except to the extent that it seeks indemnification from all Stockholders (in proportion to their respective Percentage Interests) in respect of such Indemnifiable Loss or otherwise enforces this Article 4 against all Stockholders in the same manner. No Indemnified Party may release any Stockholder from, or enter into a settlement with any Stockholder with respect to, any of such Stockholder's obligations pursuant to this Article 4 except to the extent that such Indemnified Party simultaneously releases all Stockholders from, or offers to enter into an equivalent settlement with all Stockholders with respect to, such obligations.

                                    ARTICLE 5
                                    COVENANTS

      Section 5.01. Confidentiality. From and after the Closing Date, each of the Stockholders shall hold, and shall cause its Affiliates, advisors, accountants, attorneys and representatives to hold, any material non-public information concerning or relating to the Company, the Surviving Corporation or any of the Subsidiaries in confidence except for such disclosures as may be (i) consented to by Parent in writing or (ii) required by Law.

      Section 5.02. Termination of Prior Agreements. With respect to the transactions contemplated by the Merger Agreement, each Stockholder hereby waives the applicability of and such Stockholder's rights under any preemptive right, right of first refusal or any similar right that such Stockholder has or may have under or pursuant to the Prior Agreements. Each Stockholder who is a party to a Prior Agreement hereby covenants and agrees with the other Stockholders, the Company and Parent that, effective immediately upon the Closing, such Prior Agreement shall terminate and be deemed canceled in its entirety, and each Stockholder unconditionally and forever releases and discharges each other party to such Prior Agreement from all obligations and liabilities arising thereunder. From and after the Closing, Parent agrees that the Company and its successors and assigns unconditionally release and forever discharge each party to each Prior Agreement (other than the Company) from all obligations and liabilities arising thereunder. The foregoing termination of the Prior Agreements and Parent's covenant in this paragraph shall be of no force or effect unless and until the Closing shall have occurred and shall have no effect on any Stockholder's right to receive the Merger Consideration for each Share or payment under the Merger Agreement in respect of Options, and the Prior Agreements shall remain in full force and effect in accordance with their terms unless and until such time as the Closing has occurred.

      Section 5.03. Release. Effective as of the Effective Time, each Stockholder unconditionally and irrevocably and forever releases and discharges the Company, its successors and assigns, and any present or former directors, officers, employees or agents of the Company (collectively, the "RELEASED PARTIES"), of and from, and hereby unconditionally and irrevocably waives, any and all claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts, liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract or in to, direct or indirect, at law or in equity, arising out of or relating to the business, affairs and management of the Company and the transactions contemplated by the Merger Agreement (collectively, "RELEASED CLAIMS"), that each such Stockholder ever had, now has or ever may have or claim to have against any Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the Effective Time; provided that this release does not extend to (a) claims to enforce the terms or any breach of this Agreement or the Merger Agreement or any document or agreement delivered hereunder or thereunder or any of the provisions set forth herein or therein, or (b) any claim for indemnification or contribution by a Stockholder in his, or her or its capacity as a former officer, director or fiduciary of the Company. In addition, nothing in this Section 5.04 affects a Stockholder's rights to recover wages, bonuses, employee benefits, and other compensatory amounts that are due to him or her in the ordinary course of business, consistent with past practice, or to receive the Merger

Consideration for each Share, payment under the Merger Agreement in respect of such Stockholder's Options or any other payment otherwise due to such Stockholder under the Merger Agreement.

      Section 5.04. Stockholders' Representative. (a) Each Stockholder hereby irrevocably appoints MSDW Capital Partners IV, LLC (the "STOCKHOLDERS' REPRESENTATIVE") as its agent and attorney-in-fact, with full power, by and in the name of such Stockholder, to execute any and all instruments or other documents on behalf of such Stockholder, and to do any and all other acts or things on behalf of such Stockholder, which the Stockholders' Representative may deem necessary or advisable, or which may be required pursuant to this Agreement or otherwise, in connection with the consummation of the transactions contemplated by this Agreement and the Merger Agreement and the performance of all obligations hereunder or thereunder at or following the Closing. Without limiting the generality of the foregoing, the Stockholders' Representative shall have the full and exclusive authority to (i) agree with Parent with respect to any matter or thing required or deemed necessary by the Stockholders' Representative in connection with the provisions of this Agreement calling for the agreement of Stockholders, give and receive notices and receive service of process on behalf of all Stockholders, and act on behalf of Stockholders in connection with any matter as to which Stockholders are or may be obligated under the Merger Agreement or this Agreement, all in the absolute discretion of the Stockholders' Representative; provided that the Stockholders' Representative shall not be required to make any payments on a behalf of any Stockholder pursuant to Article 4 hereof; (ii) in general, do all things and perform all acts, including without limitation executing and delivering all agreements, certificates, receipts, consents, elections, instructions, and other instruments or documents contemplated by, or deemed by the Stockholders' Representative to be necessary or advisable in connection with, the Merger Agreement or this Agreement; and (iii) take all actions necessary or desirable in connection with the performance of obligations under Article 3 of the Merger Agreement, including to withhold funds for satisfaction of expenses or other liabilities and obligations.

      (b) Notwithstanding anything to the contrary contained herein, without the prior written consent of the Stockholders, the Stockholders' Representative shall not agree to any amendment or modification of this Agreement, enter into any other contract, agreement, arrangement or understanding or execute any document or instrument, that would: (i) expand the indemnification obligations of the Stockholders under Article 4 of this Agreement; (ii) impose any obligations on the Stockholders not set forth in this Agreement as of the date hereof (other than administrative, technical or procedural matters relating to the performance of this Agreement and the discharge of the Stockholders' obligations hereunder); or (iii) materially alter the economic terms of the Merger as set forth in the Merger Agreement as of the date hereof.

      (c) The Stockholders shall cooperate with the Stockholders' Representative and any accountants, attorneys or other agents whom it may retain to assist in carrying out its duties hereunder. All decisions by the Stockholders' Representative shall be binding upon all Stockholders, and no Stockholder shall have the right to object, dissent, protest or otherwise contest the same. The Stockholders' Representative may communicate with any Stockholder or any other Person concerning its responsibilities hereunder, but it is not required to do so. The Stockholders' Representative has a duty to serve in good faith the interests of the Stockholders and to perform its designated role under this Agreement, but the Stockholders' Representative shall have no fiduciary duty or financial liability whatsoever to any Person relating to its service hereunder (including any action taken or omitted to be taken), except that it shall be liable for harm which it directly causes by its gross negligence or an act of willful misconduct.

      (d) Each Stockholder, severally but not jointly, hereby agrees to indemnify and hold, to the extent of its Percentage Interest set forth on
Schedule I hereto, harmless the Stockholders' Representative against any out-of-pocket loss, reasonable expense (including reasonable attorney's fees) or other liability arising out of its service as Stockholders' Representative under this Agreement, other than for harm directly caused by its gross negligence or an act of willful misconduct; provided that no Stockholder shall be required to indemnify the Stockholders' Representative against any loss, expense or liability arising from an action, suit, proceeding or other claim brought by another Stockholder. In furtherance of the foregoing, Parent and the Company shall withhold from the aggregate amount payable to each Stockholder as Merger Consideration or payment in respect of Options pursuant to the Merger Agreement an amount equal to the product of (i) $100,000 times (ii) such Stockholder's Percentage Interest. All such amounts so withheld shall be deposited in escrow for the benefit of and use by the Stockholders' Representative promptly after the Effective Time with a third-party escrow agent designated by the Stockholders' Representative for the purpose of funding indemnification obligations arising pursuant to this Section 5.04(d). Any amounts remaining in such escrow account after settlement of all Claims hereunder shall be distributed to the Stockholders in proportion to their respective Percentage Interests.

      (e) The Stockholders' Representative may resign at any time by notifying in writing Parent and the Stockholders. The Stockholders' Representative shall not appoint any substitute or replacement Stockholders' Representative without the prior written consent of Stockholders holding a majority of the aggregate Percentage Interests set forth on Schedule I hereto, which consent shall not be unreasonably withheld. The term Stockholders' Representative shall include any substitute appointed pursuant hereto.

                                    ARTICLE 6
                                  MISCELLANEOUS

      Section 6.01. Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given or made as follows: (a) if delivered personally, upon receipt; (b) if sent by registered or certified mail (postage prepaid, return receipt requested), upon receipt; (c) if sent by reputable overnight air courier (such as Federal Express or DHL), two business days after mailing; or (d) if sent by facsimile transmission or electronic mail ("E-MAIL") transmission, so long as a receipt of such e-mail is requested and received), with a copy mailed as provided in clauses (b) or (c) above, when transmitted and the appropriate confirmation is received. Such notices, claims, demands and other communications shall be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      If to the Stockholders' Representative:

                           Morgan Stanley Capital Partners
                           1585 Broadway
                           New York, NY  10036
                           Attention:  Eric Fry
                           Fax:  212.761.9628
                           Email:  eric.fry@morganstanley.com

      with a copy to:

                           Davis Polk & Wardwell
                           450 Lexington Avenue
                           New York, NY  10017
                           Attention:  John Bick, Esq.
                           Fax:  212.450.3800
                           Email:  bick@dpw.com

      If to any Stockholder:

                           To such Stockholder's address, fax number or e-mail as set forth on the signature pages hereto

      If to the Company:

                           Vanguard Health Systems, Inc.
                           20 Burton Hills Boulevard, Suite 100
                           Nashville, TN  37215
                           Attention:  Ronald Soltman, Esq.

                           Fax:  615.467.1271
                           Email:  rsoltman@vanguardhealth.com

      with a copy to:

                           Davis Polk & Wardwell
                           450 Lexington Avenue
                           New York, NY  10017
                           Attention:  John Bick, Esq.
                           Fax:  212.450.3800
                           Email:  bick@dpw.com

      If to Parent:

                           VHS Holdings LLC
                           c/o Blackstone Management Associates IV L.L.C. 345 Park Avenue
                           New York, NY  10154
                           Attention:  Neil Simpkins
                           Fax:  212.583.5257
                           e-mail:  simpkins@blackstone.com

      with a copy to:

                           Simpson Thacher & Bartlett LLP
                           425 Lexington Avenue
                           New York, NY  10017
                           Attention:  Ed Chung
                           Fax:  212.455.2502
                           Email:  echung@stblaw.com

      Section 6.02. Amendment; Waiver, Etc. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Parent, the Company and the Stockholders' Representative, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that any amendment or waiver of
Section 5.04(b) shall require the prior written consent of all Stockholders. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as specifically provided otherwise herein, the rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

      Section 6.03. Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto and any attempt to assign this Agreement without such consent shall be void and of no effect; provided that Parent shall be entitled to assign its rights and obligations hereunder, in part or in full, to an Affiliate so long as Parent shall remain liable for its obligations hereunder.

      Section 6.04. Governing Law; Jurisdiction; Waiver of Jury Trial. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the provisions thereof relating to conflicts of law. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York state court situated in the Borough of Manhattan, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.01 shall be deemed effective service of process on such party.

      (b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      Section 6.05. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

      Section 6.06. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      IN WITNESS WHEREOF, the Company, Parent and each of the Stockholders have executed and delivered the agreement, or caused this Agreement to be executed and delivered by their duly authorized representatives, as of the date first written above.

                                        THE COMPANY:

                                        VANGUARD HEALTH SYSTEMS, INC.

                                        By: /s/ Charles N. Martin, Jr.
                                            ------------------------------------
                                            Name:  Charles N. Martin, Jr.
                                            Title: Chairman of the Board and
                                                   Chief Executive Officer

                                        PARENT:

                                        VHS HOLDINGS LLC

                                        By: /s/ Neil Simpkins
                                            ------------------------------------
                                            Name:  Neil Simpkins
                                            Title: President and Treasurer

                                        STOCKHOLDERS:

                                        MORGAN STANLEY CAPITAL
                                          PARTNERS III, L.P.

                                        MORGAN STANLEY CAPITAL
                                          INVESTORS, L.P.

                                        MSCP III 892 INVESTORS, L.P.

                                        By:  MSCP III, LLC,
                                             as General Partner of each of the
                                             limited partnerships named above

                                        By:  Morgan Stanley Capital
                                             Partners III, Inc., as Member

                                        By:  /s/ Eric Fry
                                             -----------------------------------
                                             Name:  Eric Fry
                                             Title: Managing Director

                                        MORGAN STANLEY DEAN WITTER
                                          CAPITAL PARTNERS IV, L.P.

                                        MORGAN STANLEY DEAN WITTER
                                          CAPITAL INVESTORS IV, L.P.

                                        MSDW IV 892 INVESTORS, L.P.

                                        By:  MSDW Capital Partners IV, LLC,
                                             as General Partner of each of the
                                             limited partnerships named above

                                        By:  MSDW Capital Partners IV, Inc.,
                                             as Member

                                        By:  /s/ Eric Fry
                                             -----------------------------------
                                             Name:  Eric Fry
                                             Title: Managing Director

                                        /s/ Charles N. Martin, Jr.
                                        ----------------------------------------
                                        Charles N. Martin, Jr.

                                        /s/ William L. Hough
                                        ----------------------------------------
                                        William L. Hough

                                        /s/ Keith B. Pitts
                                        ----------------------------------------
                                        Keith B. Pitts

                                        /s/ Joseph D. Moore
                                        ----------------------------------------
                                        Joseph D. Moore

                                        /s/ Ronald P. Soltman
                                        ----------------------------------------
                                        Ronald P. Soltman

                                                                       EXHIBIT A

                      JOINDER TO INDEMNIFICATION AGREEMENT

      This Joinder Agreement (this "JOINDER AGREEMENT") is made as of the date written below by the undersigned (the "JOINING PARTY") in accordance with the Indemnification Agreement dated as of July 23, 2004 (the "INDEMNIFICATION AGREEMENT") among VHS Holdings LLC, Vanguard Health Systems, Inc. and the Stockholders named therein, as the same may be amended from time to time. Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Indemnification Agreement.

      The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to the Indemnification Agreement as of the date hereof and shall have all of the rights and obligations of a "Stockholder" thereunder as if it had executed the Indemnification Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Indemnification Agreement.

      IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date: [     ], 2004

                                        [NAME OF JOINING PARTY]

                                        By:
                                             Name:
                                             Title:

                                        Address, fax and e-mail for notices: